Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

I hereby consent to the inclusion in this offering statement on Form 1-A of Petelite Inc. of my report dated August 3, 2026, except for Note 8, as to which the date is August 24, 2026, with respect to the financial statements of Petelite Inc. as of July 31, 2026 and for the period from March 31, 2026 (inception) through July 31, 2026, and to the reference to me under the caption "Experts" in the Offering Circular forming part of the offering statement.

/s/ Zhang Jun Xia

Zhang Jun Xia

Independent Auditor

Hong Kong

August 24, 2026